As filed with the Securities and Exchange Commission on August 7, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SM Energy Company

(Exact name of registrant as specified in its charter)

Delaware	41-0518430
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1775 Sherman Street, Suite 1200

Denver, Colorado 80203

(303) 861-8140

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Equity Incentive Compensation Plan

(Full title of the plan)

David W. Copeland

Executive Vice President and General Counsel

SM Energy Company

1775 Sherman Street, Suite 1200

Denver, Colorado 80203

(303) 861-8140

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Lucy Schlauch Stark
Amy L. Bowler

Holland & Hart LLP

555 Seventeenth St., Suite 3200

Denver, Colorado 80202

(303) 295-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value (“Common Stock”)	3,400,000	$26.49	$90,066,000	$11,213.22

(1)         Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock of the registrant as may be offered or issued or become issuable to prevent dilution as a result of any stock splits, stock dividends or similar transactions which result in an increase in the number of the registrant’s shares of outstanding Common Stock.

(2)         Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the registrant’s Common Stock as reported on the New York Stock Exchange on August 1, 2018.

EXPLANATORY NOTE

This registration statement is filed by SM Energy Company, a Delaware corporation (the “Company”), on Form S-8 pursuant to General Instruction E of Form S-8 for the purpose of registering an additional 3,400,000 shares of the Company’s Common Stock for issuance under the Equity Incentive Compensation Plan, as amended and restated on May 22, 2018 (the “Plan”). The Plan is described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission (the “Commission”) on April 12, 2018, and was approved by stockholders at the Company’s 2018 Annual Meeting of Stockholders on May 22, 2018.

On May 17, 2006, the Company filed a registration statement on Form S-8 (File No. 333-134221) to register 2,000,000 shares of Common Stock issuable under the Plan, which at that time was named the St. Mary Land & Exploration Company 2006 Equity Incentive Compensation Plan. As part of amendments thereto in March 2009, the Plan was renamed the St. Mary Land & Exploration Company Equity Incentive Compensation Plan, and as part of amendments thereto in July 2010, was renamed the Equity Incentive Compensation Plan to reflect the change in the name of the Company from St. Mary Land & Exploration Company to SM Energy Company. On June 19, 2008, the Company filed a registration statement on Form S-8 (File No. 333-151779) to register an additional 1,500,000 shares of Common Stock issuable under the Plan. On March 26, 2010, the Company filed a registration statement on Form S-8 (File No. 333-165740) to register an additional 2,500,000 shares of Common Stock issuable under the Plan. On November 4, 2010, the Company filed a registration statement on Form S-8 (File No. 333-170351) to register an additional 1,600,000 shares of Common Stock issuable under the Plan. On March 4, 2014, the Company filed a registration statement on Form S-8 (File No. 333-194305) to register an additional 3,100,000 shares of Common Stock issuable under the Plan. On June 30, 2016, the Company filed a registration statement on Form S-8 (File No. 333-212359) to register an additional 3,400,000 shares of Common Stock issuable under the Plan. Pursuant to General Instruction E to Form S-8, this registration statement incorporates by reference the contents of those earlier registration statements to the extent not modified, amended or superseded by this registration statement.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and all other documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereby have been sold or that deregisters all such shares of Common Stock then remaining unsold, are hereby incorporated by reference to be a part of this registration statement from the date of filing of such documents:

(a) The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2017, filed with the Commission on February 21, 2018;

(b) The Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the Commission on May 4, 2018 and August 2, 2018, respectively;

(c)  The Company’s current reports on Form 8-K and amendments thereto filed with the Commission on January 11, 2018, May 29, 2018, May 31, 2018, June 19, 2018 and August 6, 2018 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 contained in any such reports);

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above (excluding any information furnished pursuant to Item 2.02 or Item 7.01 contained in any Current Report on Form 8-K); and

(e)  The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A, registration statement (File No. 001-31539), filed with the Commission on November 12, 2002 under Section 12(b) of the Exchange Act, as amended by that Form 8-A/A (File No. 001-31539) filed with the Commission on August 8, 2016, and any amendment or report filed with the Commission for the purposes of updating such description.

In addition, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Delaware General Corporation Law

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law contains provisions for the indemnification and insurance of directors, officers, employees and agents of a Delaware corporation against liabilities that they may incur in their capacities as such. Those provisions have the following general effects:

(a) A Delaware corporation may indemnify a person who is or was a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding (other than an action by or in the right of the corporation) if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

(b) A Delaware corporation may indemnify a person who is or was a director, officer, employee or agent of the corporation in an action or suit by or in the right of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the personal reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation (except under certain circumstances).

(c) A Delaware corporation must indemnify a present or former director or officer against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding to the extent that such person has been successful on the merits or otherwise in defense of the action, suit or proceeding.

(d) A Delaware corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against liability asserted against such person and incurred by such person in any such capacity or arising from such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the Delaware General Corporation Law.

Certificate of Incorporation and By-Laws

The Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws contain provisions to the general effect that the Company shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify any person who is or was a director or officer of the Company against liabilities that such person may incur in such person’s capacities as such. In addition, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Company’s Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

(a) for any breach of the director’s duty of loyalty to the Company or its stockholders;

(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends or stock repurchases); or

(d) for any transaction from which the director derived an improper personal benefit.

The Company also maintains directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The foregoing description of certain provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws is qualified in its entirety by the Company’s actual Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the Commission on August 3, 2010, and the Company’s actual Amended and Restated By-Laws, filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Commission on February 23, 2017.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index is hereby incorporated by reference.

Item 9. Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1

Restated Certificate of Incorporation of SM Energy Company, as amended through June 1, 2010 (incorporated herein by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the Commission on August 3, 2010).

4.2

Amended and Restated By-Laws of SM Energy Company, effective as of February 21, 2017 (incorporated herein by reference to Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on February 23, 2017).

4.3*	Equity Incentive Compensation Plan amended and restated effective as of May 22, 2018.

5.1*	Opinion of Holland & Hart LLP with respect to the legality of the Common Stock registered hereby.

23.1*	Consent of Holland & Hart LLP (contained in its opinion filed herewith as Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Ryder Scott Company, L.P.

24.1*	Power of Attorney (included on the signature page to this registration statement).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 7, 2018.

SM Energy Company

By:	/s/ Javan D. Ottoson
	Name:	Javan D. Ottoson
	Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Javan D. Ottoson and A. Wade Pursell with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Javan D. Ottoson	President, Chief Executive Officer, and Director	August 7, 2018
Javan D. Ottoson	(Principal Executive Officer)

/s/ A. Wade Pursell	Executive Vice President and Chief Financial Officer	August 7, 2018
A. Wade Pursell	(Principal Financial Officer)

/s/ Mark T. Solomon	Vice President — Controller and Assistant Secretary	August 7, 2018
Mark T. Solomon	(Principal Accounting Officer)

/s/ William D. Sullivan	Chairman of the Board of Directors	August 7, 2018
William D. Sullivan

/s/ Larry W. Bickle	Director	August 7, 2018
Larry W. Bickle

/s/ Stephen R. Brand	Director	August 7, 2018
Stephen R. Brand

/s/ Loren M. Leiker	Director	August 7, 2018
Loren M. Leiker

/s/ Ramiro G. Peru	Director	August 7, 2018
Ramiro G. Peru

/s/ Julio M. Quintana	Director	August 7, 2018
Julio M. Quintana

/s/ Rose M. Robeson	Director	August 7, 2018
Rose M. Robeson